Exhibit 99.1
Contact: Dan L. Greenfield
412- 394-3004
Allegheny Technologies CEO Pat Hassey
Comments on Share Repurchases
Pittsburgh, PA, September 15, 2008 — Allegheny Technologies Incorporated (NYSE: ATI) Chairman, President and Chief Executive Officer L. Patrick Hassey provided an update on the amount of shares of common stock repurchased through ATI’s share repurchase program. Mr. Hassey’s comments were made during his presentation today at the Bank of America Investment Conference in San Francisco, CA.
“We have a balanced approach toward deploying ATI’s strong cash flow to create long-term value for our shareholders,” Pat Hassey said. “We have repurchased 3.2 million shares for $145.7 million during the third quarter 2008. Since our Board authorized a $500 million share repurchase program in November 2007, we have repurchased a total of 5.2 million shares for $295.4 million. We believe ATI stock is an attractive investment.”
Building the World’s Best Specialty Metals Company™
Allegheny Technologies Incorporated is one of the largest and most diversified specialty metals producers in the world with revenues of $5.5 billion during 2007. ATI has approximately 9,700 full-time employees world-wide who use innovative technologies to offer growing global markets a wide range of specialty metals solutions. Our major markets are aerospace and defense, chemical process industry/oil and gas, electrical energy, medical, automotive, food equipment and appliance, machine and cutting tools, and construction and mining. Our products include titanium and titanium alloys, nickel-based alloys and superalloys, grain-oriented electrical steel, stainless and specialty steels, zirconium, hafnium, and niobium, tungsten materials, and forgings and castings. The Allegheny Technologies website is www.alleghenytechnologies.com.
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